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                                                                     EXHIBIT 4.3

                           SAFEGUARD SCIENTIFICS, INC.
                                 RETIREMENT PLAN




        Pursuant to ARTICLE XV Amendment and Termination, the Plan is hereby amended as follows:

        Thomas E. Fleming is removed as Trustee and as an individual authorized to issue instructions to the Trustee/Custodian.

The effective date of this amendment is December 7, 2000.




                                      Safeguard Scientifics, Inc.




Date                                                      Trustee